Exhibit 99.1

Calyxt Reports Financial Results for Second Quarter and Half-Year 2018

As of June 30th, successfully contracted over 17,000 high-oleic / no trans-fat soybean acres with 78 growers.

~20 small to large food company customers engaged across food services and food ingredient applications

Calyxt’s high-fiber wheat & improved quality alfalfa transitioned to phase II

Advanced two product candidates from ‘discovery’ to ‘phase 1’ development

Completed move to new concept-to-fork facility in Roseville, Minn.

Successful follow-on offering increases cash position to over $105M

MINNEAPOLIS & ST. PAUL, Minn.--(BUSINESS WIRE)--August 1, 2018--Calyxt, Inc. (NASDAQ:CLXT), a consumer-centric, food- and agriculture-focused company, today announced its results for the three-month period and the first half period ended June 30, 2018.

The first half of 2018 saw significant growth of the Company’s lead product candidate, a non-GMO, high-oleic soybean variety, designed to yield soybean oil with over 80% oleic oil content that is completely trans fat free. With over 17,000 acres planted, Calyxt surpassed its initial goal of 12,000 acres, with over 90% of existing farmers re-planting. With the commercial launch of this product in the US later this year, Calyxt is well positioned within the industry, following the FDA ban on all trans fats in the U.S. going into effect in 2018. Calyxt also welcomes the recently unveiled World Health Organization’s plan to remove all trans fats worldwide from the food chain by 2023.

The recent move into its new state-of-the-art, farm-to-kitchen facility enables Calyxt to accelerate and expand its product pipeline, with a continued focus on a variety of pressing health- and agronomic needs.

High-Oleic Soybean Update:

  We successfully completed planting over 17,000 acres with 78 growers. In spite of a wet spring this year, some farmers were still able to plant early. Certain growing regions in our grower network have seen more than average rainfall this year.
  Over 90% of existing farmers signed up to re-plant Calyxt high-oleic soybeans this year. Furthermore, on average, repeat farmers doubled their Calyxt acres year over year.
  Our field agronomists are providing in-season technical support to farmers growing Calyxt high-oleic soybean variety so that growers have a positive experience and optimize their farming operations for Calyxt variety.
  Overall crop quality looks good to excellent.
  ~20 small to large food company customers engaged across food services and food ingredient applications which includes frying (such as chips and French fries), frying meats, both salty and healthy snacks, baking, nut butter and meat replacement products.

Pipeline Update:

  Calyxt’s high-fiber wheat and improved quality alfalfa product candidates have advanced to phase II, moving into field-testing.
  Calyxt has used its proprietary gene editing technology, TALEN®, to produce a small, precise deletion in the wheat genome, an outcome similar to what occurs in nature, to develop its high-fiber wheat product. Calyxt’s high-fiber white flour contains more than three times the amount of dietary fiber than in commodity white flour. A single serving of Calyxt’s high-fiber wheat flour could provide more than 100 percent of the recommended daily value.
  Calyxt’s improved quality alfalfa targets a reduction in the lignin content of the plant, thus potentially improving its digestibility for animal nutrition. This allows for improved fiber digestibility for the animal, resulting in better animal health, increased milk production and weight gain for beef cattle, as well as more sustainable animal farming
  Calyxt announced the successful transfer of improved quality alfalfa seed and plants developed by Calyxt at its research and development facility to S&W Seeds for field evaluation and testing. The collaboration between Calyxt and S&W is focused on providing enhanced traits in alfalfa that can drive improved productivity, while decreasing input costs to meet the growing global demand for improved quality alfalfa seeds.

Regulatory & IP:

  Bayer CropScience agreed to settle a lawsuit brought by Calyxt in the Delaware Chancery Court. Bayer will destroy any technology, related product and confidential information covered by a 2013 License Agreement, and will permanently abandon patent applications that are based on or include data related to the covered technology. This settlement confirms Bayer and its subsidiaries have no access to Calyxt technology or intellectual property.
  Calyxt’s high-fiber wheat and improved quality alfalfa products have been declared non-regulated articles in March 2018 and October 2017, respectively, under the Biotechnology Regulatory Services’ “Am I Regulated?” process of the Animal and Plant Health Inspection Service (APHIS), an agency of the U.S. Department of Agriculture (USDA). These products are two of a total of seven Calyxt products that have been deemed non-regulated by the USDA, including powdery mildew-resistant wheat, high-oleic soybeans, high-oleic / low-linolenic soybeans, cold storable potatoes and reduced browning potatoes.

Completion of New Facility:

  We completed our move to our new facility in June and decommissioning of our old facility was completed.
  Our new facility will provide a framework for automation and super-charging our capabilities to make products in the near future, as well as food company ingredient support capabilities as we launch our high-oleic soybean oil.

Follow-On Offering:

  On May 22, 2018, Calyxt completed an upsized follow-on offering of its common stock for $60.9M in gross proceeds.
  Calyxt sold 4,057,500 shares of common stock at $15.00 per share, including 457,500 shares pursuant to the exercise in full, of the underwriters’ option to purchase additional shares and 550,000 shares purchased by Cellectis at $15.00 per share.
  With a cash balance of $105.6 million at June 30, 2018, we anticipate to have sufficient cash to fund the business until late 2020.

Financial Highlights

Cash and cash equivalents were $105.6 million at June 30, 2018. We intend to continue to judiciously manage the use of cash and expect to have sufficient cash to fund the business until late 2020. Cellectis remains our majority shareholder with 70.24% of our common stock as of June 30, 2018.

Pursuant to the follow-on offering, in aggregate, the Company received net proceeds of approximately $57.0 million, after deducting underwriting discounts and commissions of $3.2 million and offering expenses totaling approximately $0.7 million. As part of the follow-on offering, Cellectis purchased 550,000 shares of common stock for a value of $8.3 million, the proceeds of which are included in the net proceeds of approximately $57.0 million.

For the three months ended June 30, 2018, we incurred losses from operations of $7.6 million and used net cash in operating activities of $2.3 million. For the six months ended June 30, 2018, we incurred losses from operations of $11.9 million and used net cash in operating activities of $8.8 million. The first semester cash spend includes spending on high-oleic soybean seed production to support our Spring 2018 planting of high-oleic soybeans.

Looking forward for the rest of 2018, we anticipate that our operating cash spend will be in the range of $2.0 to $2.2 million per month excluding working capital for grain purchases in the later part of 2018. Cash will be used to expand our R&D team to advance key products in the portfolio and continue to build our commercial capabilities.

Calyxt, Inc. Condensed Balance Sheets (Amounts in Thousands, Except Share Data and Per Share Data)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,620	$56,664
Trade accounts receivable	—	—
Due from related parties	102	167
Prepaid expenses and other current assets	1,475	626

Total current assets	107,197	57,457
Property and equipment, net	21,337	14,353
Other long-term assets	307	357

Total assets	$128,841	$72,167

Liabilities and stockholders’ equity
Current liabilities:
Due to related parties	$1,337	$1,350
Accounts payable	1,110	1,023
Accrued salaries, wages, and other compensation	627	945
Accrued liabilities	1,959	893
Current deferred revenue	9	43

Total current liabilities	5,042	4,254
Non-current deferred revenue	116	289
Finance lease obligations and other long term liabilities	17,444	10,148

Total liabilities	22,602	14,691
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized, 32,336,106· and 27,718,780 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	3	3

Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued or outstanding as of June 30, 2018 and December 31, 2017, respectively	—	—

Additional paid-in capital	172,730	112,021
Accumulated deficit	(66,494)	(54,548)

Total stockholders’ equity	106,239	57,476

Total liabilities and stockholders’ equity	$128,841	$72,167

Calyxt, Inc. Condensed Statements of Operations (Amounts in Thousands except Shares Outstanding and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(unaudited)
Revenue	$196	$223	$207	$278
Operating expenses:
Cost of revenue	—	—	—	—
Research and development	3,093	1,453	4,186	2,719
Selling, general, and administrative	4,595	2,010	7,809	3,588
Total operating expenses	7,688	3,463	11,995	6,307
Loss from operations	(7,492)	(3,240)	(11,788)	(6,029)
Interest expense, net	(72)	(30)	(140)	(44)
Foreign currency transaction loss	(12)	(125)	(18)	(154)
Loss before income taxes	(7,576)	(3,395)	(11,946)	(6,227)
Income tax expense	—	—	—	—
Net loss	$(7,576)	$(3,395)	$(11,946)	$(6,227)
Basic and diluted loss per share	$(0.25)	$(0.17)	$(0.41)	$(0.32)
Weighted average shares outstanding—basic and diluted	29,840,827	19,600,000	28,851,491	19,600,000

Calyxt, Inc. Condensed Statement of Stockholders’ Equity (Amounts in Thousands except Shares Outstanding)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balances at December 31, 2017	27,718,780	$3	$112,021	$(54,548)	$57,476

Net loss	—	—		(11,946)	(11,946)
Common shares issued upon exercise of options and other	559,826		1,241		1,241
Stock-based compensation	—		2,427		2,427
Issuance of common stock	4,057,500	-	57,041		57,041

Balances at June 30, 2018 (unaudited)	32,336,106	$3	$172,730	$(66,494)	$106,239

Calyxt, Inc. Condensed Statements of Cash Flows (Amounts in Thousands)

	Six Months Ended June 30,
	2018	2017
	(unaudited)
Operating activities
Net loss	$(11,946)	$(6,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	371	268
Stock-based compensation	2,427	692
Unrealized transaction gain (loss) on related party activity	6	(156)
Changes in operating assets and liabilities:
Trade accounts receivable	-	110
Due to/from related parties	47	1,213
Prepaid expenses and other assets	(799)	(448)
Accounts payable	87	284
Accrued salaries, wages, and other compensation	(318)	10
Accrued liabilities	1,504	369
Deferred revenue	(207)	(178)

Net cash used in operating activities	(8,828)	(4,063)

Investing activities
Purchases of property and equipment, net	(498)	(608)

Net cash used in investing activities	(498)	(608)

Financing activities
Advance from Parent	-	3,000
Costs incurred related to the issuance of stock	(665)	(834)
Proceeds from common stock issuance	57,706	-
Proceeds from the exercise of stock options	1,241	-

Net cash provided by financing activities	58,282	2,166

Net decrease in cash and cash equivalents	48,956	(2,505)
Cash and cash equivalents—beginning of period	56,664	5,026

Cash and cash equivalents—end of period	$105,620	$2,521

Supplemental cash flow information
Interest paid	$207	$-
Supplemental non-cash investing and financing transactions:
Property and equipment included in financing lease obligation	$7,096	$-
Offering costs in accounts payable and accrued liabilities	$445	$1,269

About Calyxt

Calyxt, Inc. is a consumer-centric, food- and agriculture-focused company. Calyxt is pioneering a paradigm shift to deliver healthier food ingredients, such as healthier oils and high fiber wheat, for consumers and crop traits that benefit the environment and reduce pesticide applications, such as disease tolerance, for farmers. Calyxt develops non-transgenic crops leveraging processes that occur in nature by combining its leading gene-editing technology and technical expertise with its innovative commercial strategy. Calyxt is located in Minneapolis-St. Paul, MN, and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com
Calyxt™ and the corporate logo are trademarks owned by Calyxt, Inc.
TALEN® is a registered trademark owned by the Cellectis S.A.

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CONTACT:
Media
Calyxt, Inc.
Jennifer Moore, 917-580-1088
VP Communications
media@calyxt.com
or
KCSA Strategic Communications
Caitlin Kasunich, 212-896-1241
ckasunich@kcsa.com
or
Nick Opich, 212-896-1206
nopich@kcsa.com
or
Investor Relations
Calyxt, Inc.
Simon Harnest, 646-385-9008
VP Corporate Strategy and Finance
simon.harnest@calyxt.com